EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Second Quarter 2018 Financial Results

-	Second quarter 2018 net loss of $49.9 million, which included $69.3 million of non-cash expense related to an increase in the estimated undiscounted value of DPPO from $467.5 million to $538.4 million
-	Second quarter 2018 adjusted EBITDA of $73.5 million and DCF of $47.2 million
-	Williston liquids growth drove quarterly financial performance with volumes up 29.0% over 2Q 2017
-	Second quarter 2018 distribution coverage ratio of 1.04x and total leverage ratio of 3.75x at 6/30/18
-	SMLP reaffirms 2018 adjusted EBITDA guidance of $285.0 million to $300.0 million and capex guidance of $175.0 million to $225.0 million; expect 2018 distribution coverage in excess of 1.00x
-	SMLP executes a precedent agreement with XTO for up to 500,000 dth/d of firm transportation capacity for ten years on Double E Pipeline

The Woodlands, Texas (August 2, 2018) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three and six months ended June 30, 2018.  SMLP reported a net loss of $49.9 million for the second quarter of 2018, compared to net income of $11.2 million for the prior-year period.  The net loss in the second quarter of 2018 included $69.3 million of non-cash expense related to the increase in the present value of the estimated Deferred Purchase Price Obligation (“DPPO”).  Net income for the prior-year period included $5.1 million of non-cash DPPO income.  Net cash provided by operations totaled $58.8 million in the second quarter of 2018, compared to $58.9 million in the prior-year period.  Adjusted EBITDA totaled $73.5 million and distributable cash flow (“DCF”) totaled $47.2 million for the second quarter of 2018, compared to $72.6 million and $50.0 million, respectively, for the prior-year period.

Natural gas volume throughput averaged 1,797 million cubic feet per day (“MMcf/d”) in the second quarter of 2018, an increase of 1.0% compared to 1,780 MMcf/d in the prior-year period, and an increase of 3.5% compared to 1,737 MMcf/d in the first quarter of 2018.  SMLP’s natural gas volume throughput metrics exclude its proportionate share of volume throughput from its 40% interest in Ohio Gathering.  Crude oil and produced water volume throughput in the second quarter of 2018 averaged 88.9 thousand barrels per day (“Mbbl/d”), an increase of 29.0% compared to 68.9 Mbbl/d in the prior-year period, and an increase of 4.6% compared to 85.0 Mbbl/d in the first quarter of 2018.

Steve Newby, President and Chief Executive Officer, commented, “SMLP reported strong financial and operating results for the second quarter of 2018, with adjusted EBITDA growth over the first quarter of 2018 of 4.5%.  Compared to the prior year period, second quarter 2018 results were primarily driven by nearly 30% growth in liquids volumes across our Williston gathering systems, reflecting increased levels of drilling activity in the Williston over the last four quarters.

We are reaffirming our 2018 financial guidance, including adjusted EBITDA guidance of $285.0 million to $300.0 million and capex guidance of $175.0 million to $225.0 million.  We expect to generate distribution coverage for the full year in excess of 1.00x.  We have good visibility over the near-term with volume growth expected on our Williston, Utica, DJ and Barnett assets in the second half of 2018, and particularly as we approach the fourth quarter of the year.

Looking towards 2019, we continue to have a very positive outlook for our business, primarily driven by customer activity currently occurring and expected to occur on our Summit Utica, Ohio Gathering, Williston and DJ systems, together with contributions from our Delaware associated natural gas gathering and processing system and liquids gathering systems.

Our balance sheet continues to be strong with significant liquidity and adequate leverage; we currently have no need to access the equity capital markets in 2018 and 2019.  We expect that our distribution coverage will improve from current levels beginning in the fourth quarter of 2018 and continuing throughout 2019.

On the commercial front, our team continues to make great progress, particularly in the Delaware, establishing new customers and expanding our service offerings with existing customers.  We were very pleased to announce last week that XTO has committed to become an anchor shipper on the Double E Pipeline under a 10-year take-or-pay

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agreement for up to 500,000 dekatherms per day, and that SMLP and ExxonMobil have executed an option agreement giving ExxonMobil the right to acquire up to a 50% interest in Double E.  We are excited to continue moving forward with this project, and we expect to launch a binding open season next week for an incremental 500,000 dekatherms per day of firm capacity.  We expect to provide details regarding the scope of the Double E project, along with cost estimates, a development timeline and financing details, after the end of the open season.

We are executing on our strategy of becoming a significant midstream provider in the Delaware.  In addition to our current development of a 60 MMcf/d associated gathering and processing system for XTO, we have added several additional customers on the natural gas gathering and processing business, we have added crude oil gathering services, and we expect to announce new produced water gathering and disposal services in the second half of 2018.  This activity, along with our plans to provide residue natural gas transportation services through our Double E Pipeline beginning in 2021, fits with our strategy of offering our customers multiple services while economically maximizing our footprint.”

SMLP reported a net loss of $53.8 million for the first six months of 2018, compared to net income of $10.7 million for the prior-year period.  Net cash provided by operations totaled $110.0 million for the first six months of 2018, compared to $121.3 million in the prior-year period.  SMLP reported adjusted EBITDA of $143.8 million and DCF of $91.3 million for the six months ended June 30, 2018, compared to $144.0 million and $103.0 million, respectively, for the prior-year period.  Natural gas volume throughput averaged 1,767 MMcf/d for the first six months of 2018, compared to 1,704 MMcf/d in the prior-year period.  Crude oil and produced water volume throughput averaged 86.9 Mbbl/d in the first six months of 2018, compared to 72.6 Mbbl/d in the prior-year period.

Second Quarter 2018 Segment Results

The following table presents average daily throughput by reportable segment:

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Average daily throughput (MMcf/d):
Utica Shale	415	413	386	344
Williston Basin	18	20	18	19
Piceance/DJ Basins	576	596	577	605
Barnett Shale	264	271	263	279
Marcellus Shale	524	480	523	457
Aggregate average daily throughput	1,797	1,780	1,767	1,704

Average daily throughput (Mbbl/d):
Williston Basin	88.9	68.9	86.9	72.6
Aggregate average daily throughput	88.9	68.9	86.9	72.6

Ohio Gathering average daily throughput (MMcf/d) (1)	727	706	749	737

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(1) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

Utica Shale

The Utica Shale reportable segment includes Summit Midstream Utica (“SMU”), a natural gas gathering system located in Belmont and Monroe counties in southeastern Ohio.  SMU gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline that provides access to the Clarington Hub.

Segment adjusted EBITDA for the second quarter of 2018 totaled $9.2 million, down 3.3% from $9.5 million for the prior-year period. A higher proportion of second quarter 2018 volumes on the SMU system originated from the TPL-7 Connector, which generates a lower gathering fee than volumes gathered directly from a pad site.  Total volume throughput averaged 415 MMcf/d in the second quarter of 2018, compared to 413 MMcf/d in the prior-year period and 356 MMcf/d in the first quarter of 2018.  Our customers commissioned nine new wells behind the TPL-7 Connector during the quarter, and there were no new wells turned in line on pad sites directly connected to SMU.

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TPL-7 Connector volumes totaled 124.1 MMcf/d in the second quarter of 2018, compared to 33.6 MMcf/d in the prior year period.

We expect our customers to commission dozens of new wells beginning in the fourth quarter of 2018, and continuing throughout 2019.  Currently, our customers are operating one drilling rig on the SMU system, and we are expecting two additional rigs to be added to the SMU system by the end of 2018.  With higher expected drilling activity, during the quarter, we worked to identify several de-bottlenecking projects designed to increase our total SMU capacity to from approximately 690 MMcf/d to approximately 800 MMcf/d.  These de-bottlenecking projects will require less than $2.0 million of capex, which we expect to spend in 2018 and the first quarter of 2019, to accommodate increasing future volumes on SMU.

Ohio Gathering

The Ohio Gathering reportable segment includes our 40% ownership interest in Ohio Gathering, a natural gas gathering system spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio.  This segment also includes our 40% ownership interest in Ohio Condensate, a condensate stabilization facility located in Harrison County, Ohio.  Segment adjusted EBITDA for the Ohio Gathering segment includes our proportional share of adjusted EBITDA from Ohio Gathering and Ohio Condensate, based on a one-month lag.

Segment adjusted EBITDA for the second quarter of 2018 totaled $8.9 million, a decrease of 7.0% from $9.6 million for the prior-year period, primarily due to higher operating expenses and partially offset by slightly higher volume throughput.  Volume throughput on the Ohio Gathering system averaged 727 MMcf/d, gross, in the second quarter of 2018 compared to 706 MMcf/d, gross, in the prior-year period and 771 MMcf/d, gross, in the first quarter of 2018.  Volume throughput in the second quarter of 2018 was down 5.7% compared to the first quarter of 2018 due to natural declines from wells commissioned in the second half of 2017.  Twenty new wells were connected late in the second quarter of 2018 and contributed very little to average volume throughput in the second quarter of 2018.  We expect that these wells, together with the commissioning of dozens of new wells in second half of 2018, will generate volume growth in the third and fourth quarters of 2018.  Currently, our customers have two drilling rigs working on the Ohio Gathering system.

Williston Basin

The Polar and Divide, Tioga Midstream and Bison Midstream systems provide our midstream services for the Williston Basin reportable segment.  The Polar and Divide system gathers crude oil in Williams and Divide counties in North Dakota and delivers to third-party intra- and interstate pipelines as well as third-party rail terminals.  The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region.  Tioga Midstream is a crude oil, produced water and associated natural gas gathering system in Williams County, North Dakota.  All crude oil and natural gas gathered on the Tioga Midstream system is delivered to third-party pipelines, and all produced water is delivered to third-party disposal wells.  Bison Midstream gathers associated natural gas production in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois.

Segment adjusted EBITDA for the Williston Basin segment totaled $19.0 million for the second quarter of 2018, an increase of 10.9% compared to $17.2 million for the prior-year period.  The $1.9 million increase primarily resulted from new well connections generating higher liquids volumes across the Polar and Divide system and lower operating expenses.  Liquids volumes averaged 88.9 Mbbl/d in the second quarter of 2018, an increase of 29.0% from 68.9 Mbbl/d in the prior-year period and an increase of 4.6% compared to the first quarter of 2018.  Compared to the prior-year period, second quarter 2018 liquids volumes were positively impacted by the completion of 20 new wells in the second quarter of 2018, together with customers returning a portion of the liquids volumes that were temporarily curtailed in the first quarter of 2018.

Associated natural gas volumes averaged 18 MMcf/d in the second quarter of 2018, a decrease of 10.0% from the prior-year period, and in line with volume throughput in the first quarter of 2018.  No new associated natural gas wells were connected to our Williston gathering systems in the first half of 2018.

We expect that our customers will continue to drill and complete new wells behind our liquids gathering systems in Williams and Divide counties throughout the balance of 2018, resulting in dozens of new wells and increasing liquids volume throughput across the balance of 2018.  Currently, our customers are running two drilling rigs on the Polar

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and Divide system.  During the quarter, we identified a de-bottlenecking project on our Polar and Divide system that will add approximately 30.0 Mbbl/d of additional crude oil gathering capacity for less than $5.0 million of capex.

Piceance/DJ Basins

The Grand River and the Niobrara G&P systems provide our midstream services for the Piceance/DJ Basins reportable segment.  These systems provide natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.

Segment adjusted EBITDA totaled $27.7 million for the second quarter of 2018, an increase of 1.5% from $27.3 million for the prior-year period, primarily due to increased volume throughput from the Niobrara G&P system, partially offset by lower volumes on the Grand River system and higher operating expenses.  Second quarter 2018 volume throughput averaged 576 MMcf/d, a decrease of 3.4% from 596 MMcf/d in the prior-year period and roughly in line with 578 MMcf/d in the first quarter of 2018.  Volume declines relative to the prior-year period were partially offset by the completion of 50 new wells in the first quarter of 2018 and another 37 new wells in the second quarter of 2018.  This activity was partially offset by the impact of our anchor customer’s continued suspension of drilling activities behind our gathering system, and the resulting natural declines from existing production, which was partially offset by contractual MVC shortfall payments.

We expect that volumes on our DJ Basin system will continue to grow throughout the balance of 2018 and that the new 60 MMcf/d processing plant will be commissioned by the end of 2018.  Currently, our customers have four drilling rigs working on our DJ Basin system, and we expect significant drilling and completion activity in and around this DJ Basin gathering and processing system for the foreseeable future.

Barnett Shale

The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment.  This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.

Segment adjusted EBITDA for the Barnett Shale segment totaled $11.1 million for the second quarter of 2018, a decrease of 14.7% from $13.0 million for the prior-year period.  The decrease is due to lower volume throughput on the DFW system, together with $1.5 million of lower adjustments related to MVC shortfall payments resulting from the expiration of an MVC obligation with a certain customer beginning in the third quarter of 2017.  Financial results benefitted from lower operating expense in the second quarter of 2018.

Volume throughput in the second quarter of 2018 averaged 264 MMcf/d, which was down 2.6% compared to the prior-year period average of 271 MMcf/d and roughly in line with 263 MMcf/d in the first quarter of 2018.  Volume throughput for the second quarter of 2018 was positively impacted by the commissioning of six new wells during the first quarter of 2018.

One customer is currently operating a drilling rig in our Barnett Shale segment, and another customer is currently completing five new wells, which we expect to begin flowing late in the third quarter of 2018.  We expect volumes to be down slightly in the third quarter, primarily due to our scheduled annual maintenance activities, before volume growth resumes in the fourth quarter of 2018.

Marcellus Shale

The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP.  Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.

Segment adjusted EBITDA for the Marcellus Shale segment totaled $6.5 million for the second quarter of 2018, an increase of 20.1% from $5.4 million for the prior-year period, primarily due to an increase in volume throughput and lower operating expenses.  Volume throughput for this segment averaged 524 MMcf/d in the second quarter of 2018, an increase of 9.2% from 480 MMcf/d in the prior-year period and roughly in line with 522 MMcf/d in the first quarter of 2018.  Volume throughput growth relative to the prior-year period resulted from 27 new wells on our system in

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2017, and another 9 new wells late in the first quarter of 2018.  No new wells were completed in the second quarter of 2018, and no new wells are expected for the balance of 2018.

MVC Shortfall Payments

SMLP billed its customers $12.3 million in the second quarter of 2018 related to MVC shortfalls.  For those customers that do not have credit banking mechanisms in their gathering agreements, or do not have the ability to use MVC shortfall payments as credits, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the second quarter of 2018, SMLP recognized $18.3 million of gathering revenue associated with MVC shortfall payments from certain customers in the Utica Shale, Williston Basin, Barnett Shale, Piceance/DJ Basins and Marcellus Shale reportable segments.  SMLP also recognized ($3.5) million of adjustments to MVC shortfall payments in the second quarter of 2018, primarily in the Williston Basin segment, which adjusts downward, approximately 50% of a certain customer’s annual estimated MVC shortfall payment due in December 2018.  SMLP recognized the vast majority of the remaining amount of this estimated annual MVC shortfall payment as gathering revenue in the second quarter of 2018, and made an offsetting negative adjustment to MVC shortfall payments to recognize approximately 25% of the this annual MVC in the second quarter of 2018.  SMLP will make quarterly adjustments to recognize the balance of this estimated annual MVC shortfall payment in the third and fourth quarters of 2018.  SMLP’s MVC shortfall payment mechanisms contributed $14.8 million of adjusted EBITDA in the second quarter of 2018.

	Three months ended June 30, 2018
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	—	—
Piceance/DJ Basins	3,433	3,433	—	3,433
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$3,433	$3,433	$—	$3,433

MVC shortfall payment adjustments:
Utica Shale	$131	$131	$—	$131
Williston Basin	719	6,136	(3,386)	2,750
Piceance/DJ Basins	7,030	7,412	(93)	7,319
Barnett Shale	—	175	(63)	112
Marcellus Shale	1,023	1,023	—	1,023
Total MVC shortfall payment adjustments	$8,903	$14,877	$(3,542)	$11,335

Total (1)	$12,336	$18,310	$(3,542)	$14,768

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(1) Exclusive of Ohio Gathering due to equity method accounting.

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	Six months ended June 30, 2018
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	—	—
Piceance/DJ Basins	6,947	6,947	—	6,947
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$6,947	$6,947	$—	$6,947

MVC shortfall payment adjustments:
Utica Shale	$131	$131	$—	$131
Williston Basin	1,485	8,933	(3,386)	5,547
Piceance/DJ Basins	13,556	14,227	(93)	14,134
Barnett Shale	—	279	(63)	216
Marcellus Shale	2,063	2,063	—	2,063
Total MVC shortfall payment adjustments	$17,235	$25,633	$(3,542)	$22,091

Total (1)	$24,182	$32,580	$(3,542)	$29,038

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

Capital Expenditures

Capital expenditures totaled $49.6 million in the second quarter of 2018, including maintenance capital expenditures of approximately $3.3 million.  There were no contributions to equity method investees in the second quarter of 2018.  Development activities during the second quarter of 2018 were primarily related to the ongoing construction and development of associated natural gas gathering and processing infrastructure in the Delaware and DJ basins.  We expect the northern Delaware gathering and processing system to be fully operational in the fourth quarter of 2018 and we expect the 60 MMcf/d processing plant expansion in the DJ to be fully operational by the end of 2018.

Capital & Liquidity

As of June 30, 2018, SMLP had $894.0 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits.  Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.16 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of June 30, 2018 were 3.75 to 1.0 and 1.14 to 1.0, respectively.

Deferred Purchase Price Obligation

SMLP increased the estimated undiscounted amount of the Deferred Purchase Price Obligation related to the 2016 Drop Down transaction from $467.5 million at March 31, 2018, to $538.4 million at June 30, 2018.  The increase is primarily related to revised Utica Shale well connections, which resulted in higher volume throughput estimates in 2019.

The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded on March 3, 2016, with borrowings under SMLP’s revolving credit facility and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Purchase Price Obligation,” “DPPO” or “Deferred Payment,” as defined below).  At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.

The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA of the 2016 Drop Down Assets for 2018 and 2019, less the G&A Adjuster, as defined in the Contribution Agreement;

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less (b) the Initial Payment; less (c) all capital expenditures incurred for the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019; plus (d) all Business Adjusted EBITDA from the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019, less the Cumulative G&A Adjuster, as defined in the Contribution Agreement.

The Deferred Payment calculation was designed to ensure that, during the deferral period, all of the EBITDA growth and capex development risk associated with the 2016 Drop Down Assets is held by the GP, Summit Investments.  The Deferred Payment was structured such that SMLP will ultimately pay a 6.5x multiple of the actual EBITDA generated from the 2016 Drop Down Assets in 2018 and 2019.

2018 Financial Guidance

SMLP is reaffirming its 2018 financial guidance, including adjusted EBITDA guidance of $285.0 million to $300.0 million and capex guidance, including contributions to equity method investees, of $175.0 million to $225.0 million.  The 2018 capex guidance accounts for increased spending associated with providing additional liquids gathering services in the Delaware, together with capacity expansions on our SMU and Polar and Divide gathering systems, and accelerated capex in the Utica Shale to meet a higher level of drilling activity.  SMLP continues to expect to incur maintenance capex of $15.0 million to $20.0 million in 2018.  SMLP expects to report an average full year 2018 distribution coverage ratio in excess of 1.00x.

Quarterly Distribution

On July 26, 2018, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended June 30, 2018.  This quarterly distribution remains unchanged from the previous quarter and from the quarter ended June 30, 2017.  This distribution will be paid on August 14, 2018, to unitholders of record as of the close of business on August 7, 2018.

Second Quarter 2018 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 3, 2018, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 47115947.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until August 17, 2018, at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 47115947#.  An archive of the conference call will also be available on SMLP's website.

Upcoming Investor Conferences

Members of SMLP’s senior management team will participate in the 2018 Citi One-on-One MLP/Midstream Infrastructure Conference being held in Las Vegas, Nevada on August 15, 2018 and August 16, 2018.  The presentation materials associated with this event will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation fair value, early extinguishment of debt expense, impairments and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, distributions to Series A Preferred unitholders, Series A Preferred units distribution adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our

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definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other noncash income or expense items.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

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About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming.  SMLP is in the process of developing new gathering and processing infrastructure in a sixth basin, the Delaware Basin, in New Mexico.  SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado, Atlanta, Georgia, Pittsburgh, Pennsylvania and Dallas, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 35.2% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.1% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

EX 99.1-9

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$8,212	$1,430
Accounts receivable	80,166	72,301
Other current assets	2,594	4,327
Total current assets	90,972	78,058
Property, plant and equipment, net	1,887,759	1,795,129
Intangible assets, net	286,665	301,345
Goodwill	16,211	16,211
Investment in equity method investees	670,827	690,485
Other noncurrent assets	13,144	13,565
Total assets	$2,965,578	$2,894,793

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$21,698	$16,375
Accrued expenses	19,433	12,499
Due to affiliate	91	1,088
Deferred revenue	10,778	4,000
Ad valorem taxes payable	6,504	8,329
Accrued interest	12,259	12,310
Accrued environmental remediation	3,522	3,130
Other current liabilities	7,412	11,258
Total current liabilities	81,697	68,989
Long-term debt	1,147,005	1,051,192
Deferred Purchase Price Obligation	453,922	362,959
Noncurrent deferred revenue	38,119	12,707
Noncurrent accrued environmental remediation	1,617	2,214
Other noncurrent liabilities	6,410	7,063
Total liabilities	1,728,770	1,505,124

Series A Preferred Units	293,616	294,426
Common limited partner capital	907,099	1,056,510
General Partner interests	25,137	27,920
Noncontrolling interest	10,956	10,813
Total partners' capital	1,236,808	1,389,669
Total liabilities and partners' capital	$2,965,578	$2,894,793

EX 99.1-10

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$89,585	$84,801	$173,946	$202,814
Natural gas, NGLs and condensate sales	31,891	10,595	58,008	21,715
Other revenues	6,707	6,396	13,549	13,068
Total revenues	128,183	101,792	245,503	237,597
Costs and expenses:
Cost of natural gas and NGLs	24,384	9,099	44,670	18,151
Operation and maintenance	24,466	24,016	49,070	47,708
General and administrative	13,484	12,949	27,926	27,081
Depreciation and amortization	26,784	28,688	53,461	57,257
Transaction costs	—	119	—	119
Loss (gain) on asset sales, net	62	67	(12)	70
Long-lived asset impairment	587	3	587	287
Total costs and expenses	89,767	74,941	175,702	150,673
Other income	27	64	20	135
Interest expense	(14,837)	(17,553)	(29,959)	(34,269)
Early extinguishment of debt	—	—	—	(22,020)
Deferred Purchase Price Obligation	(69,305)	5,058	(90,963)	(15,825)
(Loss) income before income taxes and loss from equity method investees	(45,699)	14,420	(51,101)	14,945
Income tax (expense) benefit	(294)	211	(123)	(241)
Loss from equity method investees	(3,920)	(3,385)	(2,534)	(4,041)
Net (loss) income	$(49,913)	$11,246	$(53,758)	$10,663

(Loss) earnings per limited partner unit:
Common unit – basic	$(0.79)	$0.12	$(0.97)	$0.08
Common unit – diluted	$(0.79)	$0.12	$(0.97)	$0.08

Weighted-average limited partner units outstanding:
Common units – basic	73,356	72,532	73,245	72,341
Common units – diluted	73,356	72,842	73,245	72,708

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Other financial data:
Net (loss) income	$(49,913)	$11,246	$(53,758)	$10,663
Net cash provided by operating activities	$58,839	$58,892	$110,049	$121,341
Capital expenditures	$49,616	$31,484	$90,394	$45,912
Contributions to equity method investees	$—	$10,713	$—	$15,649
Adjusted EBITDA	$73,495	$72,577	$143,804	$143,987
Distributable cash flow	$47,161	$50,009	$91,312	$102,960
Distributions declared (1)	$45,216	$45,037	$90,432	$89,614
Distribution coverage ratio (2)	1.04x	1.11x	1.01x	1.15x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,797	1,780	1,767	1,704
Aggregate average daily throughput – liquids (Mbbl/d)	88.9	68.9	86.9	72.6

Ohio Gathering average daily throughput (MMcf/d) (3)	727	706	749	737

__________

(1) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended June 30, 2018, represents the distributions to be paid in August 2018.

(2) Distribution coverage ratio calculation for the three months ended June 30, 2018 and 2017 is based on distributions declared to common unitholders in respect of the second quarter of 2018 and 2017. Represents the ratio of distributable cash flow to distributions declared.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA

TO ADJUSTED EBITDA

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$9,223	$9,533	$17,938	$17,445
Ohio Gathering (2)	8,935	9,606	19,412	18,679
Williston Basin	19,030	17,155	35,000	34,964
Piceance/DJ Basins	27,673	27,274	56,908	56,248
Barnett Shale	11,093	12,998	20,952	25,086
Marcellus Shale	6,543	5,446	13,219	11,093
Total	$82,497	$82,012	$163,429	$163,515
Less Corporate and Other (3)	9,002	9,435	19,625	19,528
Adjusted EBITDA	$73,495	$72,577	$143,804	$143,987

__________

(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) change in the Deferred Purchase Price Obligation, (vii) early extinguishment of debt expense, (viii) impairments and (ix) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, based on a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, transaction costs, interest expense, early extinguishment of debt and a change in the Deferred Purchase Price Obligation.

EX 99.1-13

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net (loss) income	$(49,913)	$11,246	$(53,758)	$10,663
Add:
Interest expense	14,837	17,553	29,959	34,269
Income tax expense (benefit)	294	(211)	123	241
Depreciation and amortization (1)	26,634	28,537	53,160	56,955
Proportional adjusted EBITDA for equity method investees (2)	8,935	9,606	19,412	18,679
Adjustments related to MVC shortfall payments (3)	(3,542)	5,578	(3,542)	(23,062)
Adjustments related to capital reimbursement activity (4)	115	—	155	—
Unit-based and noncash compensation	2,261	1,871	4,223	3,999
Deferred Purchase Price Obligation (5)	69,305	(5,058)	90,963	15,825
Early extinguishment of debt (6)	—	—	—	22,020
Loss (gain) on asset sales, net	62	67	(12)	70
Long-lived asset impairment	587	3	587	287
Loss from equity method investees	3,920	3,385	2,534	4,041
Adjusted EBITDA	$73,495	$72,577	$143,804	$143,987
Less:
Cash interest paid	18,755	5,342	30,962	33,382
Cash paid for taxes	175	—	175	—
Senior notes interest adjustment (7)	(3,063)	11,312	—	(469)
Distributions to Series A Preferred unitholders (8)	14,250	—	14,250	—
Series A Preferred units distribution adjustment (9)	(7,125)	—	—	—
Maintenance capital expenditures	3,342	5,914	7,105	8,114
Distributable cash flow	$47,161	$50,009	$91,312	$102,960

Distributions declared (10)	$45,216	$45,037	$90,432	$89,614

Distribution coverage ratio (11)	1.04x	1.11x	1.01x	1.15x

__________

(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(3) Adjustments related to MVC shortfall payments for the three and six months ended June 30, 2017 account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.  For the three and six months ended June 30, 2018, adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(6) Early extinguishment of debt includes $17.9 million paid for redemption and call premiums, as well as $4.1 million of unamortized debt issuance costs which were written off in connection with the repurchase of the outstanding $300.0 million 7.5% Senior Notes in the first quarter of 2017.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

EX 99.1-14

EXHIBIT 99.1

(8) Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(9) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units.

(10) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended June 30, 2018, represents the distributions to be paid in August 2018.

(11) Distribution coverage ratio calculation for the three months ended June 30, 2018 and 2017 is based on distributions declared in respect of the second quarter of 2018 and 2017. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-15

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six months ended June 30,
	2018	2017
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$110,049	$121,341
Add:
Interest expense, excluding amortization of debt issuance costs	27,873	32,197
Income tax expense	123	241
Changes in operating assets and liabilities	6,858	12,896
Proportional adjusted EBITDA for equity method investees (1)	19,412	18,679
Adjustments related to MVC shortfall payments (2)	(3,542)	(23,062)
Adjustments related to capital reimbursement activity (3)	155	—
Less:
Distributions from equity method investees	17,124	18,003
Write-off of debt issuance costs	—	302
Adjusted EBITDA	$143,804	$143,987
Less:
Cash interest paid	30,962	33,382
Cash paid for taxes	175	—
Senior notes interest adjustment (4)	—	(469)
Distributions to Series A Preferred unitholders (5)	14,250	—
Series A Preferred units distribution adjustment (6)	—	—
Maintenance capital expenditures	7,105	8,114
Distributable cash flow	$91,312	$102,960

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(2) Adjustments related to MVC shortfall payments for the six months ended June 30, 2017 account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.  For the six months ended June 30, 2018, adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(5) Distributions on the Series A Preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

(6) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units.

Contact:  Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP